Exhibit 10.5

CREATIVE REALITIES, INC.

RETENTION BONUS PLAN

1. Purpose. The purpose of this Plan is to incentivize and retain certain key employees of Reflect Systems, Inc., a Delaware corporation (“Reflect”), following the acquisition of Reflect by Creative Realities, Inc., a Minnesota corporation (the “Company”), through a merger transaction (the “Merger”), so such employees will continually and materially contribute to the continued growth, development and future business success of Reflect (and thereby the Company). This Plan is intended to be a “bonus program” within the meaning of 29 CFR § 2510.3-2(c) that is not subject to the Employee Retirement Income Security Act of 1974. This Plan shall become effective on February 17, 2022 (the “Effective Date”).

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Award” means an award of cash and/or common stock of the Company that may be payable to a Participant pursuant to the terms of this Plan, with the specific amount being set forth in such Participant’s Award Agreement. The Award is subject to forfeiture as set forth in Section 6. No Award shall be effective unless the corresponding Award Agreement is agreed upon in its entirety and is timely executed by the Participant.

(b) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Participant, including the Waiver and Release, substantially in the form attached to this Plan as Exhibit A.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means a termination by Reflect or the Company (as applicable) of the Participant’s employment with Reflect or the Company (as applicable) because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under this Plan, or any other agreement with Reflect or the Company (or its affiliates); (ii) the Participant’s indictment for, conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving moral turpitude or that could reflect negatively upon Reflect or the Company (or its affiliates) or otherwise impair or impede their operations; (iii) the Participant’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of Reflect or the Company; (iv) the Participant willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to Reflect, the Company (or f its affiliates); (v) the Participant’s breach of a material written policy or a code of conduct of Reflect that has been provided or made available to the Participant or the rules of any governmental or regulatory body applicable to Reflect or the Company; (vi) the Participant’s repeated failure to perform the Participant’s duties to Reflect or the Company (as applicable) or to follow the lawful directions of the Board; or (vii) any other willful misconduct by the Participant that is materially injurious to the operations, financial condition or business reputation of Reflect or the Company (or its affiliates). Notwithstanding anything in this Section 2(d) to the contrary, no event or condition described in Sections 2(d)(i), (iii), (iv), (v), (vi) or (vii) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Participant written notice of its intention to terminate his or her employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Participant within thirty (30) days of his or her receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Participant has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Participant’s employment with Reflect or the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 2(d), any attempt by the Participant to correct a stated Cause shall not be deemed an admission by the Participant that the Board’s assertion of Cause is valid.

(e) “Good Reason” shall mean: (i) a material diminution in the Participant’s base salary; (ii) a material diminution in the nature or scope of the Participant’s authority, duties, responsibilities, or title from those applicable to him or her as of the Effective Date; (iii) Reflect or the Company requiring the Participant to be based at any office or location more than fifty (50) miles from the Participant’s principal place of employment as of the Effective Date; or (iv) a material breach by Reflect or the Company of this Agreement. Notwithstanding anything in this Section 2(f) to the contrary, no event or condition described in this Section 2(f) shall constitute Good Reason unless, (x) within thirty (30) days from the Participant first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 2(f), the Participant provides the Board written notice of his or her intention to terminate his or her employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, the Board has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter); and (z) the Participant terminates his or her employment with Reflect or the Company (as applicable) immediately following expiration of such thirty (30)-day period. For purposes of this Section 2(f), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Participant’s assertion of Good Reason is valid.

(g) “Merger Agreement” means that certain Agreement and Plan of Merger by and among Creative Realities, Inc., Reflect, CRI Acquisition Corporation, and RSI Exit Corporation, as the Stockholders’ Representative, dated as of November 12, 2021.

(h) “Participant” means a key employee of Reflect on the Effective Date who (i) is designated to receive an Award as set forth on the schedule attached hereto as Exhibit B, (ii) continuously satisfies the participation requirements of Section 3, (iii) has timely executed an Award Agreement that was provided to him or her by the Company and (iv) has timely executed the Waiver and Release.

(i) “Plan” means this. Retention Bonus Plan, as set forth herein. To the extent a future change in control occurs after the Merger, the Company shall remain the sponsor of the Plan.

(j) “Vesting Date” means the Effective Date with respect to fifty percent (50%) of the Award (the “Initial Vesting Date”), the first anniversary of the Effective Date with respect to twenty-five percent (25%) of the Award and the second anniversary of the Effective Date with respect to the remaining twenty-five percent (25%) of the Award (the “Final Vesting Date”).

(k) “Waiver and Release” means the Waiver and Release Agreement (substantially in the form attached to the Award Agreement as Annex A) that is presented to, and signed by, each Participant on or before the Initial Vesting Date. The timely execution and non-revocation of the Waiver and Release on or before the Initial Vesting Date is a condition precedent to the payment of an Award (if any) to a Participant under this Plan.

3. Eligibility and Participation. Only the individuals who are set forth on the schedule attached hereto as Exhibit B are eligible to become Participants in this Plan. Those individuals shall become a Participant on the Effective Date. In no event, shall there be any other Participants other than the individuals who are set forth on the schedule attached hereto as Exhibit B who shall be eligible to receive Awards under this Plan.

4. Form and Amount of the Award. The Award for each Participant shall be expressed as a fixed dollar amount payable in cash and a fixed dollar amount payable in shares of common stock of the Company, all as more fully described on the schedule attached hereto as Exhibit B.

5. Vesting and Risk of Forfeiture. A Participant shall become fully vested in the Award upon the earlier of: (i) the Final Vesting Date, (ii) the termination of such Participant’s employment with Reflect or the Company without Cause, and (iii) the termination of such Participant’s employment with Reflect or the Company (as the case may be) for Good Reason. The unvested cash portion of an Award shall be held in a third-party escrow account (as more fully described in Section 8(c) below) until vesting or forfeiture (the “Retention Plan Escrow”). To the extent not then fully vested, the Award shall automatically and unilaterally be forfeited if, prior to the applicable Vesting Date, the Participant’s employment with Reflect or the Company (as the case may be) is terminated for any reason other than as set forth in this Section 5(ii) and Section 5(iii), above. Additionally, and notwithstanding anything in this Plan to the contrary, an Award (vested or otherwise) shall automatically and unilaterally be forfeited if the Participant: (w) fails to execute the Waiver and Release within the applicable consideration period (as more fully described in the applicable Award Agreement) or, if after such execution, the Participant revokes his or her Waiver and Release within the applicable revocation period (as more fully described in the applicable Award Agreement); (x) breaches or does not comply with the terms of any other written agreement with Reflect or the Company to which the Participant is a party, including any covenants against competition, solicitation, or similar covenants or other obligations; or (y) the Participant fails to comply with Section 7(b), below. For avoidance of doubt and purposes of clarity, neither Reflect nor the Company shall make any payment to a Participant of cash or shares of common stock of the Company or otherwise, for an Award (or portion thereof) that is forfeited. Awards that are forfeited pursuant to this Section 5 of the Plan shall be reallocated as of the date of the applicable forfeiture (such date, a “Forfeiture Date”) as follows: (A) any portion of a forfeited Award that is comprised of cash shall be allocated pro rata to the remaining Participants in the Plan based upon their respective participation in the Plan as of the applicable Forfeiture Date and (B) (i) any portion of a forfeited Award that is comprised of common stock of the Company shall be allocated pro rata to the remaining Participants in the Plan based upon their pro rata participation in the Plan as of the applicable Forfeiture Date.

6. Timing/Payment of the Award.

(a) Cash. Subject to satisfaction of the conditions and forfeiture restrictions set forth in Section 5, above, and provided that the Participant timely executes (and does not revoke) the Waiver and Release, any cash amount payable under an Award that is scheduled to vest after the Initial Vesting Date shall be initially paid by the Company into the Retention Plan Escrow for the benefit of the Participants, to be allocated and distributed in a lump sum of cash on the first regularly-scheduled payroll period that immediately follows the tenth (10th) day after the applicable Vesting Date.

(b) Stock. Subject to satisfaction of the conditions and forfeiture restrictions set forth in Section 5, above, and provided that the Participant timely executes (and does not revoke) the Waiver and Release, any shares of Company common stock issuable under an Award shall be issued to the Participant within the tenth (10th) day after the applicable Vesting Date. The number of shares of Company common stock issuable on such Vesting Date shall be determined as follows: (i) all shares issuable on the Initial Vesting Date shall be valued at $2.00 per share; and (ii) all other shares issuable shall be valued equal to the trailing 10-trading day volume weighted average price (VWAP) of Company common stock as reported on the Nasdaq as of the Vesting Date. If the Vesting Date is a legal holiday in New York, New York, the issuance or calculation shall be made as of the next business day after the Vesting Date.

(c) In the event of the death of any Participant prior to any payment or issuance date of an Award, such Award shall be payable or issuable to such Participant’s estate or beneficiaries.

7. Taxes.

(a) Tax Liability. Each Participant is ultimately liable and responsible for all taxes owed by him or her in connection with his or her receipt of the Award and payments made thereunder, regardless of any action Reflect or the Company takes with respect to any tax withholding obligations arising hereunder. Reflect and the Company makes no representations or undertakings regarding the treatment of any tax withholding in connection with the grant of an Award or payments or issuances made thereunder. The Company does not commit, and is under no obligation, to structure the Award to reduce or eliminate a Participant’s tax liability.

(b) Payment of Withholding Taxes. Reflect and the Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a Participant is required to pay to Reflect or the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of common stock of the Company or upon vesting, the Participant may satisfy this obligation in whole or in part by irrevocably electing (the “Election”) to have the Company withhold from cash that is payable to the Participant and/or from such shares of the Company’s common stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the trailing 10-trading day volume weighted average price (VWAP) of Company common stock as reported on the Nasdaq as of the applicable Vesting Date. Each Election must be made before the date that the amount of tax to be withheld shall be determined.

(c) Section 409A. It is intended that payments under this Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such Award will be paid or issued in a manner that satisfies the requirements of Section 409A. This Plan and the Award Agreements shall be interpreted and construed accordingly.

8. General Provisions.

(a) Amendment and Termination. Reflect and the Company may amend, suspend, or terminate the Plan in whole or in part at any time and for any reason, to the extent permitted by law; provided, however, that any amendment, suspension, or termination of the Plan which is necessary to comply with any applicable tax or regulatory requirements, shall be subject to the approval of the Stockholders’ Representative (as defined in the Merger Agreement). No amendment, suspension, or termination of the Plan shall materially adversely affect the rights of a Participant, without such Participant’s consent, with respect to any award previously made. Notwithstanding the foregoing, this Plan and its outstanding Award Agreements with respect to a particular Participant shall be immediately and automatically terminated without any action by any party, and for no consideration to such Participant, in accordance with Section 5.

(b) Administration and Interpretation. Any question or dispute regarding the interpretation of this Plan or the receipt of an Award hereunder shall be submitted by a Participant to the Board. The Board shall decide such dispute in good faith and in its reasonable discretion, and the Board’s resolution so made shall be final, conclusive and binding on all parties.

(c) Unsecured General Creditor; Retention Plan Escrow. The Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of Reflect or the Company due to this Plan and the Award hereunder. For purposes of the payment of benefits under this Plan, a Participant shall have no more rights than those of a general creditor of Reflect or the Company. Prior to the Effective Date, the Company shall have adopted the Retention Plan Escrow in such form that is acceptable to the Stockholders’ Representative (as defined in the Merger Agreement). In addition, on or prior to the Effective Date, the Company shall have deposited into the Retention Plan Escrow a lump sum contribution in the amount of $666,666.50 in cash for the purpose of enabling the Retention Plan Escrow to fund cash Awards after the Initial Vesting Date earned pursuant to this Plan.

(d) No Assignment. Except as otherwise provided in this Plan, a Participant shall not assign any of his or her rights to an Award without the prior written consent of the Board, which consent may be withheld in its reasonable discretion. Reflect and the Company shall be permitted to assign its rights or obligations under this Plan, but no such assignment shall release the Company of any financial obligations pursuant to this Plan.

(e) Not a Contract of Employment. No employment relationship shall be guaranteed between Reflect or the Company and the Participant. Additionally, the terms and conditions of this Plan and the grant of Awards hereunder shall not be deemed to constitute a contract of employment between Reflect or the Company and the Participant. Such employment between Reflect or the Company and the Participant is hereby acknowledged to be, to the extent applicable, an “at will” employment relationship that can be terminated at any time for any reason, or for no reason, with or without Cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Reflect or the Company to interfere with the right of Reflect or the Company to discipline or discharge the Participant at any time.

(f) Severability. Notwithstanding any provision of this Plan to the contrary, if any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of this Plan shall not in any way be affected or impaired thereby.

(g) Headings. The section headings in this Plan are inserted only as a matter of convenience and in no way define, limit or interpret the scope of this Plan or of any particular section.

(h) Entire Agreement; Governing Law. The provisions of this Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representation and agreements of the Company and the Participant (whether oral or written, and whether express or implied) with respect to the subject matter hereof. This Plan is to be construed in accordance with and governed by the internal law of the State of Texas without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction to the rights and duties of the parties.

(i) Disputes; Venue.

(i) JAMS. By virtue of the Participant’s participation in this Plan, the Participant agrees that any suit, action or proceeding arising out of or related to this Plan shall be brought in Dallas, Texas and that all parties shall submit to such venue. The Participant, Reflect and the Company agree that any dispute arising out of or relating to this Plan or an Award Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures, after the Company and the Participant have attempted to resolve such disputes through mediation at JAMS. The Participant acknowledges that by agreeing to this arbitration procedure, Participant, Reflect, and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition to and notwithstanding those rules, the Participant, Reflect, and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Plan is intended to prevent the Participant or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration. The venue for such mediation and arbitration, and, if applicable, court proceeding, shall be in Dallas, Texas.

(ii) Attorney Fees and Prevailing Party. If there is any suit, action, or proceeding pursuant to this Section 8(i) alleging a breach of this Plan or the Award Agreement, then the prevailing party in any such suit, action, or proceeding shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs, and expenses incurred in such suit, action, or proceeding.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the court on a claim-by-claim basis and the court, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled.

(iii) Guiding Principles. The following guiding principles shall be applied by a court in any determination of a prevailing party: (i) the intent of the parties is to avoid any suit, action, or proceeding arising from a breach of this Plan, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with a suit, action, or proceeding arising from a breach of this Plan until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such suit, action, or proceeding; and (iii) none of the parties will bring any claim, action or proceeding (including cross-claims) arising from a breach of this Plan until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such claim, action or proceeding (including cross-claims).

(iv) Appeals. In any appeal from the award or denial of attorneys’ fees, the mediator or arbitrator reviewing the award may not modify the decision of the tribunal or arbitrator making or denying an award, or the decision of the tribunal or arbitrator as to the amount of the award, except upon a finding of an abuse of discretion.

(j) Survival. This Plan and the Award Agreement shall terminate in accordance with Section 5 and Section 8(a), above; however, the following shall survive such termination: Section 6 (“Timing/Payment of the Award”), the Waiver and Release, Section 8(h) (“Entire Agreement; Governing Law”), Section 8(i) (“Disputes; Venue”), and the Award Agreement.

(k) Third Party Beneficiaries. Reflect and the Company agree and acknowledge that the Stockholders’ Representative (as defined in the Merger Agreement) and the Participants are intended third party beneficiaries hereof and that each shall have the right to enforce the terms and provisions of this Plan as if it was a contractual commitment made and promised to them.

(l) No Offsets of Other Payments. Notwithstanding any other understanding or agreement to the contrary, the Company shall not offset or reduce any payment otherwise owed to a Participant by some or all of the payments provided under an Award and this Plan.

[End of Plan]

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